                                                                    EXHIBIT 12.1

                       SECURITY CAPITAL INDUSTRIAL TRUST

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                  PERIOD ENDED DECEMBER 31,
                                           ------------------    ------------------------------------------------
                                            1996       1995       1995       1994       1993     1992     1991(a)
                                           -------    -------    -------    -------    ------    -----    -------
Net Earnings (Loss) from Operations        $54,646    $31,475    $47,660    $25,066    $4,412    $(187)    $(127)
Add:
  Interest Expense                          28,723     24,301     32,005      7,568       321      504        29
                                           -------    -------    -------    -------    ------    -----     -----

Earnings as Adjusted                       $83,369    $55,776    $79,665    $32,634    $4,733    $ 317     $ (98)
                                           =======    =======    =======    =======    ======    =====     =====

Fixed Charges:
  Interest Expense                         $28,723    $24,301    $32,005    $ 7,568    $  321    $ 504     $  29
  Capitalized Interest                      11,512      5,613      8,599      2,208        98      124        68
                                           -------    -------    -------    -------    ------    -----     -----

    Total Fixed Charges                    $40,235    $29,914    $40,604    $ 9,776    $  419    $ 628     $  97
                                           =======    =======    =======    =======    ======    =====     =====


Ratio of Earnings (Loss) to Fixed Charges      2.1        1.9        2.0        3.3      11.3       (b)       (b)
                                           =======    =======    =======    =======    ======    =====     =====

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(a)  For the period from June 14, 1991 (the date of SCI's inception) to December
     31, 1991.

(b) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover fixed charges for the periods ended December 31, 1991 and December 31, 1992 by $195,000 and $311,000,
     respectively.